Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2008

•	Revenues: $2.34 billion (up 12%) for fourth quarter, $8.94 billion (up 11%) for fiscal year

•	Operating Income: $171 million (up 20%) for fourth quarter, $666 million (up 16%) for fiscal year

•	Diluted EPS from Continuing Operations: $0.25 (up 25%) for fourth quarter, $0.93 (down 7%) for fiscal year

(SAN DIEGO and MCLEAN, VA) – March 25, 2008 – SAIC, Inc. [NYSE: SAI], a leading provider of research, engineering, and technology services and solutions, today announced financial results for the fourth quarter and fiscal year 2008, which ended January 31, 2008.

“As we enter our 40th year, our company is stronger than ever,” said Ken Dahlberg, SAIC chairman and chief executive officer. “This year we accelerated revenue growth, significantly expanded our operating margins, and built a strong foundation for continued growth. Our success is a testament to our employees and their dedication to solving our customers’ most critical global problems.”

Summary Operating Results

Revenues for the quarter were $2.34 billion, up 12 percent from $2.09 billion in the fourth quarter of fiscal year 2007. Revenues for the year were $8.94 billion, up 11 percent from $8.06 billion in fiscal year 2007. Internal, or non-acquisition, growth represented 9 percentage points of the consolidated growth for the quarter and 7 percentage points of the consolidated growth for the fiscal year. Key drivers of internal growth for the quarter included new and expanding programs in the intelligence and defense markets.

Operating income for the quarter was $171 million (7.3 percent of revenue), up 20 percent from $142 million (6.8 percent of revenue) in the fourth quarter of fiscal year 2007. Growth in quarterly operating margin percentage was driven by stronger program performance, improved contract fees, and greater recovery of indirect costs. Full-year operating income was $666 million (7.5 percent of revenue), up 16 percent from $572 million (7.1 percent of revenue) in fiscal year 2007.

Income from continuing operations for the quarter was $103 million, up 23 percent from $84 million in the fourth quarter of fiscal year 2007. Full-year income from continuing operations was $386 million, up 6 percent from $365 million in fiscal year 2007. Full-year income from continuing operations was up less than full-year operating income because of a $60 million decline in interest income due primarily to lower fiscal year 2008 cash balances after paying the $2.45 billion special dividend in November 2006.

Diluted earnings per share from continuing operations for the quarter were $0.25, up 25 percent from $0.20 in the fourth quarter of fiscal year 2007. The diluted share count for the quarter was 416 million, down 1 percent from 420 million in the fourth quarter of fiscal year 2007, due primarily to share repurchases made throughout the year. Diluted earnings per share from continuing operations for the year were $0.93, down 7 percent from $1.00 in fiscal year 2007, as the diluted share count increased from 364 million to 417 million as a result of the 86 million shares issued in the October 2006 initial public offering (IPO).

Diluted earnings per share, which include discontinued operations, were $0.24 for the quarter, up 20 percent from $0.20 in the fourth quarter of fiscal year 2007. Diluted earnings per share for the year were $1.00, down 7 percent from $1.07 in fiscal year 2007. Discontinued operations include: the divisions of the former majority-owned subsidiary AMSEC LLC, which were divested in the second quarter of fiscal year 2008; the majority-owned subsidiary ANXeBusiness Corp., which was sold in the third quarter of fiscal year 2007; and Telcordia Technologies, Inc., which was sold in the first quarter of fiscal year 2006.

Cash Generation and Capital Deployment

Cash flow from operations for the quarter was $122 million, down 39 percent from $199 million in the fourth quarter of fiscal year 2007. Cash flow from operations was below the company’s expectation due to a three-day increase in days sales outstanding to 73 days, coupled with increased working capital needs to support revenue growth acceleration. For the year, cash flow from operations was $345 million, down 50 percent from $693 million in fiscal year 2007. As of January 31, 2008, the company had $1.1 billion in cash and cash equivalents and $1.2 billion in long-term debt. On February 1, 2008, the first day of fiscal year 2009, the company repaid $100 million of long-term debt, as scheduled.

During the quarter the company used $39 million to repurchase 2.0 million shares, including 1.3 million shares under the 40 million share stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. Given the share repurchase activity since the program’s inception in December 2006, the SAIC Board of Directors recently increased the authorized amount for future repurchases under the program back to 40 million shares. Whether any future repurchases are made and the timing and actual number of shares repurchased under the stock repurchase program will depend on a variety of factors, including price, corporate and regulatory requirements, and other market conditions.

Mark Sopp, SAIC chief financial officer commented, “In fiscal year 2008, our core business showed strong growth and improved profitability. Although cash flow did not meet our expectations, our overall ability to produce cash flow remains strong, and we are committed to driving down DSOs and deploying cash flow and other capital wisely to strengthen our company and increase its value.”

New Business Awards

Net new business bookings totaled $1.5 billion in the fourth quarter and $8.8 billion for the fiscal year, representing a book-to-bill ratio of 0.7 and 1.0 for the fourth quarter and fiscal year, respectively. Net bookings are calculated as the current period ending backlog plus the current period’s revenue less prior period ending backlog and backlog obtained in acquisitions. No bookings value is assigned unless the company has received a signed contract for a priced statement of work.

Large, competitive definite delivery contracts received during the quarter include:

•

Classified Contract for the Intelligence Community. Under a five-year, $210 million contract, SAIC will provide systems engineering and technical assistance support to include information assurance solutions and information systems security engineering services.

•

Biometrics Automated Toolset (BAT) Support. SAIC won a one-year, $48 million contract to provide BAT development and operational support to the U.S. Army Program Executive Office — Enterprise Information Systems. SAIC will expand its role providing in-country Army and Marine Corps units with dedicated 24/7 support, including system, database and network administration as well as onsite training and logistics administration.

•

Joint Project Manager Information Systems (JPMIS) Program. SAIC was awarded a five-year, $70 million task order by the Space and Naval Warfare Systems Command, San Diego to provide program management and systems engineering support to the JPMIS’ chemical, biological, radiological and nuclear information technology programs.

•

U.S. Marine Corps (USMC) Non-Guard Security Support and Training Support Program. SAIC won an 11-month, $25 million task order to perform interoperability consequence management in support of the USMC Non-Guard Security Support and Training Support program. Services provided will include the training of law enforcement personnel, civilian police and military police at USMC installations.

•

Undersea Warfare (USW) Support. Under a five-year, $48 million task order from the Naval Surface Warfare Center Dahlgren, SAIC will provide a wide range of support to the Surface Ship USW office, including program management support, systems and software engineering, systems integration and testing, and documentation and training support for combat, control and situational awareness systems.

In addition, SAIC also won several indefinite delivery/indefinite quantity (IDIQ) contracts that are not included in the bookings total. The most notable IDIQ award during the quarter was:

•

Air Force Center for Engineering and the Environment (AFCEE) Support Program. SAIC has been awarded a prime contract by AFCEE to support environmental, military construction, restoration and modernization programs. This multiple-award IDIQ contract has a maximum dollar value for all task orders that can be awarded to prime contractors of $3 billion over eight years.

The company’s backlog of signed business orders at the end of fiscal year 2008 was $15.0 billion, of which $5.1 billion was funded. The negotiated unfunded backlog of $10.0 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated backlog does not include any estimate of future expected task orders to be awarded under IDIQ or other master agreement contract vehicles.

Forward Guidance

The company continues to expect that its long-term outlook will remain consistent with the financial goals articulated as part of the IPO:

•	Growing revenue internally in the six percent to nine percent range;

•	Adding strategic acquisitions that contribute to revenue and earnings growth;

•	Improving operating margin by 20 to 30 basis points per year until reaching a sustainable level between eight percent and nine percent; and

•	Growing earnings per share from 11 percent to 18 percent, varying with internal financial performance, and volume of acquisitions and share repurchases.

The company expects its revenue and operating margin performance to be consistent with its long-term goals in fiscal year 2009. However, the company expects that recent reductions in market interest rates will reduce interest income significantly, which could cause the company to fall short of achieving the long-term EPS growth rate goal in fiscal year 2009.

About SAIC

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With about 44,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions.

SAIC: FROM SCIENCE TO SOLUTIONS™

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future sales, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly report on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of March 25, 2008. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis

703-676-2283

stuart.davis@saic.com

External Communications:

Laura Luke

703-676-6533

laura.luke@saic.com

SAIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31		Year Ended January 31
	2008	2007	2008	2007	2006
Revenues	$2,337	$2,089	$8,935	$8,061	$7,518
Costs and expenses:
Cost of revenues	2,015	1,820	7,698	6,974	6,568
Selling, general and administrative expenses	151	127	571	515	480

Operating income	171	142	666	572	470
Non-operating income (expense):
Interest income	14	19	56	116	96
Interest expense	(23)	(24)	(90)	(92)	(88)
Minority interest in income of consolidated subsidiaries	—	(1)	(3)	(5)	(3)
Other income (expense), net	1	1	(3)	5	(7)

Income from continuing operations before income taxes	163	137	626	596	468
Provision for income taxes	60	53	240	231	133

Income from continuing operations	103	84	386	365	335
Discontinued operations:
Income (loss) from discontinued operations before minority interest in income of consolidated subsidiaries and income taxes (including a net loss on sales of $7 and a net gain on sales of $1 for the three months ended January 31, 2008 and 2007, respectively, and net gain on sales of $34, $19 and $871 for the years ended January 31, 2008, 2007 and 2006, respectively)	(7)	4	40	40	902
Minority interest in income of consolidated subsidiaries	—	2	2	9	11
Provision for income taxes	(3)	2	9	5	299

Income (loss) from discontinued operations	(4)	—	29	26	592

Net income	$99	$84	$415	$391	$927

Earnings per share:
Basic:
Income from continuing operations	$0.26	$0.21	$0.96	$1.04	$0.96
Income (loss) from discontinued operations	(0.01)	—	0.07	0.07	1.70

	$0.25	$0.21	$1.03	$1.11	$2.66

Diluted:
Income from continuing operations	$0.25	$0.20	$0.93	$1.00	$0.93
Income (loss) from discontinued operations	(0.01)	—	0.07	0.07	1.65

	$0.24	$0.20	$1.00	$1.07	$2.58

Weighted average shares outstanding:
Basic	403	403	404	352	348

Diluted	416	420	417	364	359

SAIC, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	January 31, 2008	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,096	$1,109
Receivables, net	1,886	1,598
Inventory, prepaid expenses and other current assets	255	190
Assets of discontinued operations	—	85

Total current assets	3,237	2,982
Property, plant and equipment	393	382
Intangible assets, net	102	109
Goodwill	1,077	920
Deferred income taxes	71	57
Other assets	101	109

	$4,981	$4,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,111	$1,032
Accrued payroll and employee benefits	562	507
Income taxes payable	29	73
Notes payable and long-term debt, current portion	130	29
Liabilities of discontinued operations	—	25

Total current liabilities	1,832	1,666
Notes payable and long-term debt, net of current portion	1,098	1,199
Other long-term liabilities	150	102
Minority interest in consolidated subsidiaries	—	56
Stockholders’ equity:
Common and preferred stock	—	—
Additional paid-in capital	1,836	1,557
Retained earnings	88	6
Accumulated other comprehensive loss	(23)	(27)

Total stockholders’ equity	1,901	1,536

	$4,981	$4,559

SAIC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended January 31		Year Ended January 31
	2008	2007	2008	2007	2006
Cash flows from operations:
Net income	$99	$84	$415	$391	$927
Income from discontinued operations	4	—	(29)	(26)	(592)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	23	19	80	71	68
Stock-based compensation	21	21	89	64	39
Excess tax benefits from stock-based compensation	(13)	(9)	(64)	(9)	—
Other non-cash items	9	8	24	22	16
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(43)	(40)	(237)	(68)	49
Inventory, prepaid expenses and other current assets	(23)	(35)	(46)	8	41
Deferred income taxes	1	(2)	(4)	3	(42)
Other assets	(7)	1	(5)	2	(19)
Accounts payable and accrued liabilities	(5)	68	47	33	53
Accrued payroll and employee benefits	56	24	54	97	95
Dividend payable	—	(9)	—	—	—
Income taxes payable	1	71	28	108	(75)
Other long-term liabilities	(1)	(2)	(7)	(3)	13

Total cash flows provided by operations	122	199	345	693	573
Cash flows from investing activities:
Expenditures for property, plant and equipment	(19)	(9)	(61)	(73)	(52)
Acquisition of businesses, net of cash acquired	—	(234)	(144)	(377)	(212)
Payments for businesses acquired in previous years		—	(1)	(1)	(14)
Purchases of marketable securities available-for-sale	—	—	—	(4,258)	(7,852)
Proceeds from sales and maturities of marketable securities available-for-sale	—	—	—	5,917	7,561
Other	(6)	(8)	3	3	(12)

Total cash flows provided by (used in) investing activities	(25)	(251)	(203)	1,211	(581)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(1)	(1)	(10)	(20)	(40)
Sales of stock through initial public offering	—	(1)	—	1,243	—
Sales of stock and exercise of stock options	19	43	98	100	155
Repurchases of stock	(39)	(67)	(309)	(724)	(818)
Payment of a special dividend	—	(2,439)	(2)	(2,439)	—
Excess tax benefits from stock-based compensation	13	9	64	9	—
Other	1	—	2	(2)	(4)

Total cash flows used in financing activities	(7)	(2,456)	(157)	(1,833)	(707)

Increase (decrease) in cash and cash equivalents from continuing operations	90	(2,508)	(15)	71	(715)

Cash flows of discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	—	(13)	(3)	22	(296)
Cash provided by (used in) investing activities of discontinued operations	(5)	(2)	1	15	1,063
Cash used in financing activities of discontinued operations	—	—	—	(30)	(6)

Increase (decrease) in cash and cash equivalents from discontinued operations	(5)	(15)	(2)	7	761

Total increase (decrease) in cash and cash equivalents	85	(2,523)	(17)	78	46

Cash and cash equivalents at beginning of period - continuing operations	1,011	3,631	1,109	1,001	959
Cash and cash equivalents at beginning of period - discontinued operations	—	5	4	34	30

Cash and cash equivalents at beginning of period	1,011	3,636	1,113	1,035	989

Cash and cash equivalents at end of period - continuing operations	1,096	1,109	1,096	1,109	1,001
Cash and cash equivalents at end of period - discontinued operations	—	4	—	4	34

Cash and cash equivalents at end of period	$1,096	$1,113	$1,096	$1,113	$1,035